Exhibit 2.1

MASTER ASSET PURCHASE AGREEMENT

by and between

SHENZHEN SANS MATERIAL TESTING CO., LTD.

SHENZHEN SANS MEASUREMENT TECHNIQUE CO., LTD.

SHANGHAI SANS TESTING MACHINE CO., LTD.

HUANG ZHIFANG

LEI QING’AN

ZHAO HEPING

AN JIANPING

SHANG ZHIXIN

and

MTS SYSTEMS (SHANGHAI) CO., LTD.

April 28, 2008

Exhibit [A] Excluded Assets

Exhibit [B] Tangible Acquired Assets

Exhibit [C] Intellectual Property Acquired Assets

Exhibit [D] Acquired Material Contracts

Exhibit [E] Assumed Liabilities

Exhibit [F] Excluded Liabilities

i

Exhibit [G] Form of Consent Letter

Exhibit [H] Form of Authorization Letter

Exhibit [I] Form of Escrow Agreement

Exhibit [J] Form of Non-Compete Agreements

Exhibit [K] Form of Non-Solicitation Agreements

Exhibit [L] Form of Transition Services Agreement

Exhibit [M] Form of Employment Agreement

Exhibit [N] List of Retained Employees

Exhibit [O] Form of Intellectual Property Transfer Agreement

Exhibit [P] Form of Owned Property Transfer Agreement

Exhibit [Q] Sellers’ and Owners’ Disclosure Schedules

ii

MASTER ASSET PURCHASE AGREEMENT

This MASTER ASSET PURCHASE AGREEMENT (this “Agreement”), is made on April 28, 2008 (the “Execution Date”) by and among:

(1)                                  SHENZHEN SANS MATERIAL TESTING CO., LTD., a domestic limited liability company duly organized and existing under the laws of the PRC, with its registered address at Floor 1-5, A5 Workshop, Tongle Road, Nanshan District, Shenzhen, PRC (“SANS Material”);

(2)                                  SHENZHEN SANS MEASUREMENT TECHNIQUE CO., LTD., a domestic limited liability company duly organized and existing under the laws of the PRC, with its registered address at Room 218, Floor 2, Lixin Company Building, Xinwei Village, Xili County, Shennan District, Shenzhen, PRC (“SANS Measurement”);

(3)                                  SHANGHAI SANS TESTING MACHINE CO., LTD., a domestic limited liability company duly organized and existing under the laws of the PRC, with its registered address at 1463 Hu Nan Road, Bei Cai County, Pudong New Area, Shanghai, PRC (“SANS Shanghai”);

(referred to collectively as the “Sellers”)

(4)                                  HUANG ZHIFANG, a Chinese citizen with identity card number of [  440301196310104131  ];

(5)                                  LEI QING’AN, a Chinese citizen with identity card number of [  620502196206162332  ];

(6)                                  ZHAO HEPING, a Chinese citizen with identity card number of [  620502196312262310  ];

(7)                                  AN JIANPING, a Chinese citizen with identity card number of [  620502196512022311  ];

(8)                                  SHANG ZHIXIN, a Chinese citizen with identity card number of [  620522196110160012  ];

(referred to collectively as the “Owners”)

(9)                               MTS SYSTEMS (SHANGHAI) CO., LTD., a wholly foreign-owned company duly organized and existing under the laws of the PRC, with its legal address at No. 481 Guiping Road, Building #23, 200233, Shanghai, PRC (“MTS Shanghai” or the “Purchaser”).

The Sellers, Owners and Purchaser collectively referred to as the “Parties” and each of them individually a “Party”.

RECITALS

WHEREAS, the Sellers own directly, beneficially and of record, all the rights and interests in the Acquired Assets;

WHEREAS, the Owners are five major shareholders to each of the Sellers;

WHEREAS, the Sellers wish to transfer to the Purchaser and the Purchaser wishes to acquire from the Sellers all of the Sellers’ interests in the Acquired Assets upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties agree that MTS Shangai shall, at its own discretion, transfer any and all the rights and obligations as of the Purchaser hereinunder to its Affiliates in the PRC, i.e., Shanghai WFOE and Shenzhen WFOE (to be determined). For the Acquired Assets, Shanghai WFOE would acquire the assets under the name of SANS Shanghai while Shenzhen WFOE would acquire the assets under the names of SANS Material and SANS Measurement.

AGREEMENT

                NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual representations, warranties and covenants set forth herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITION AND INTERPRETATION

1.1           For purposes of this Agreement:

“Acquired Assets” refers, for the purpose of this Agreement, to all real estate, furniture and fixtures, facilities, property, machinery and equipment, automobiles, inventory, accounts receivable, advances from customers, other receivables, intellectual property, patents, trademarks, trade secrets, copyrights, domain names, goodwill, product designs, bills of material, customer lists, customer contacts, sales channels, computer software, data files and all computer hardware and peripherals of the Sellers, including certain physical and intellectual property of Jinan SANS Testing Machine Co., Ltd. excluding cash, short-term investments and the Excluded Assets set forth in Exhibit [A].

“Adjustment Report” shall have the meaning set forth in Section 2.4(b).

“Affiliate” shall mean (A) in the case of an individual, (i) the members of the immediate family (including parents, siblings and children) of the individual, (ii) the individual’s spouse, and (iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (B) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity.

“Ancillary Agreements” shall mean, collectively, the Escrow Agreement, the Non-Compete Agreements, Non-Solicitation Agreements, any Employment Agreements, the Transition Services Agreement, any transfer agreements of Intellectual Property and Owned Property, any transfer agreements of Contracts, the Side Agreement and all other documents, instruments and certificates executed and/or delivered in connection with the transactions contemplated hereby.

“Assumed Liabilities” shall mean all the short-term and long-term liabilities of the Sellers reflected in the balance sheet as of the Balance Sheet Date and other liabilities incurred in the Ordinary Course of Business from the Balance Sheet Date through the Closing, other than the Excluded Liabilities.

“Balance Sheet Date” shall mean December 31, 2007.

“Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business” shall mean the business operation of the Sellers.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in Beijing, PRC are authorized or required by law or other governmental action to be closed.

“Business Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, enterprise, legal person, or other enterprise, association, organization or entity.

“Cash” shall mean all cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.

“Claim Notice” shall have the meaning set forth in Section 9.3(a).

“Claimed Amount” shall have the meaning set forth in Section 9.3(a).

“Closing” shall have the meaning set forth in Section 3.1(a).

“Closing Date” shall have the meaning set forth in Section 3.1(a).

“Closing Date Balance Sheet” shall mean the balance sheet of each of the Sellers as of the Closing, as determined in accordance with Section 2.4(a).

“Closing Notice” shall have the meaning set forth in Section 7.9.

“Confidential Information” shall have the meaning set forth in Section 6.1.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.5(b).

“Contract” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Controlling Party” shall have the meaning set forth in Section 9.3(d).

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts and other expenses of litigation), charge, cost (including reasonable costs of investigation) or reasonable expense of any nature.

“Employee Benefit Plan” shall have the meaning set forth in Section 4.17(a).

“Environmental Claim” shall have the meaning set forth in Section 4.19(b).

“Environmental Law” shall mean any Law of any Governmental Entity relating to the environment or health and safety, including pertaining to (i) treatment, storage, disposal, generation, transportation, manufacture, processing, use, distribution or handling of Hazardous Materials; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Hazardous Materials; and (v) the protection of natural resources, wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“Escrow Agent” shall have the meaning set forth in Section 2.3(a)(ii).

“Escrow Agreement” shall have the meaning set forth in Section 2.3(a)(ii).

“Escrow Amount” shall have the meaning set forth in Section 2.3(a)(ii).

“Excluded Assets” shall mean all the other assets other than the Acquired Assets.

“Excluded Contracts” shall mean all Contracts not covered as part of the Acquired Assets.

“Excluded Liabilities” shall mean the liabilities incurred, arising from or related to taxes attributable to the acquisition of the Acquired Assets, fees and expenses incurred in connection with the transaction hereof, all taxes payable whether or not reflected in the balance sheet, any taxes or other benefits or payables owed to employees or on behalf of employees and all liabilities not covered as part of the Assumed Liabilities.

“Execution Date” shall mean the date on which the Agreement hereof is duly signed.

 “Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Free Financial Aid” shall mean any financial aid obtained by the Sellers from any Governmental Entity for free under certain Contracts.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any of the following: (i) national, state, province, county, municipality, district or other jurisdiction of any nature; (ii) local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” shall mean any chemicals, pollutants or contaminants defined or regulated by any PRC Environmental Law, hazardous substances, solid and hazardous wastes, toxic materials, oil or petroleum and petroleum products or byproducts or constituents thereof, or any other material subject to the regulations under any PRC Environmental Law.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, but excluding trade accounts payable in the Ordinary Course (ii) all obligations evidenced by notes, bonds, debentures or similar instruments and (iii) all capital lease obligations.

“Indemnified Party” shall have the meaning set forth in Section 9.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Independent Auditor” shall have the meaning set forth in Section 2.4(b).

“Intellectual Property” or “IP” shall mean, on a worldwide basis, (i) all inventions, technology developments, discoveries, concepts and ideas documented in writing (no matter patentable or not and no matter reduced to practice or not) and all patents including invention, utility model and design patents, patent applications of the afore three types of patents, relevant technical disclosures/descriptions and all corresponding certificates of the afore three types of patents, as well as the rights to file for, and to claim priority to, any such patent rights, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, no matter registered or not, and all other indicia of source, together with all goodwill associated with any of the foregoing, and registrations and applications for registration thereof, including all extensions, modifications and renewals of the same, (iii) all registered and unregistered copyrights in both published and unpublished works, along with all moral rights, and applications for registration thereof, (iv) all computer software, data and documentation, internet domain names, internet keywords and corresponding registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content, programming, and security passwords or codes, (v) all trade secrets including confidential business information, no matter reduced to practice or not, know-how, formulae, drawings and technical plans, schematics, prototypes, designs, models, manufacturing and production processes and techniques, research and development information, data and databases, unpublished and confidential copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) all other proprietary rights relating to any of the foregoing and (vii) all copies and tangible embodiments of any of the foregoing, in each case including the items set forth in any part of Schedule 4.13 and confirmed by the Parties in Exhibit [C] hereto.

“Law” shall mean any laws, administrative regulations, local regulations, autonomous regulations and separate regulations, rules of the departments under the State Council and of the local governments as specified in Article 2 of the Legislation Law of the People’s Republic of China.

“Lease” shall have the meaning set forth in Section 4.14(b).

“Leased Real Property” shall have the meaning set forth in Section 4.14(b).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” shall mean any mortgage, debenture, rent charge, deed of trust, deed to secure debt, pledge, security interest, encumbrance (whether securing the repayment of monies or other obligations or Liability of the Sellers, charge, assessment, claim, condition, equitable interest, indenture, option, hypothecation, judgment, attachment, restriction on transfer, right-of-way, easement, title defect, lease, encroachment, right of first option, right of pre-emption or right of first refusal or other lien (whether arising by contract or by operation of law), other than (i) the liens arising or incurred in the Ordinary Course if the underlying obligations are not yet due and payable, and (ii) liens for Taxes that arise solely by operation of Law but are not yet due and payable; provided, that none of the foregoing will individually or in the aggregate impair the operation of the Business or the continued use of the assets of the Sellers following the Closing Date.

 “Material Adverse Effect” shall mean an effect that is or could reasonably be expected to be (a) materially adverse to the assets, liabilities, condition (financial or otherwise), results of operation or prospects of the Sellers or (b) materially impair or delay the consummation of the transactions contemplated hereby, solely in the judgment of MTS based on certain provisions hereinunder.

“Material Contracts” shall have the meaning set forth in Section 4.12(a).

“Material Customers” shall have the meaning set forth in Section 4.25(b).

“Material Suppliers” shall have the meaning set forth in Section 4.25(a).

“Non-Compete Agreements” shall have the meaning set forth in Section 3.2(i).

“Non-Controlling Party” shall have the meaning set forth in Section 9.3(d).

“Non-Solicitation Agreement” shall have the meaning set forth in Section 3.2(i).

“Objection Notice” shall have the meaning set forth in Section 9.3(b).

“Ordinary Course” means an action taken by a Person that: (a)  is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b)  does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority); and (c)  is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Owned Property” shall have the meaning set forth in Section 4.14(a).

“Permits” shall mean any license, permit, approval, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by a Governmental Entity.

“Person” shall mean any individual, Business Entity or Governmental Entity.

“PRC” shall mean the People’s Republic of China.

“Public Official or Entity” means (i) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, or (ii) any candidate for federal, state, local or foreign public office, any political party or any official of a political party.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser Indemnitees” shall have the meaning set forth in Section 9.1.

“Records” shall have the meaning set forth in Section 11.1(a).

“Representatives” shall mean, with respect to any Person, the partners, members, directors, officers, employees, agents or other representatives of such specified Person, including financial advisors, consultants and counsel.

“Response” shall have the meaning set forth in Section 9.3(b).

“Sanctioned Countries” shall have the meaning set forth in Section 4.27.

“SANS Changchun” shall mean Changchun SANS Testing Machine Co., Ltd. which is one of the Affiliates to the Sellers hereof.

“SANS Jinan” shall mean Jinan SANS Testing Machine Co., Ltd. which is one of the Affiliates to the Sellers hereof.

“Sellers’ Indemnitees” shall have the meaning set forth in Section 9.2.

“Sellers’ Knowledge” or words of similar import, shall mean the knowledge or notice that Sellers and each of the Owners currently have or should have had after having made a good faith inquiry directed to such managers, members, officers, directors, shareholders, and supervisors of the Sellers as would be reasonably likely to have information relating to the fact in question, in the case of any failure to make such an inquiry.

“Tax Representations” shall have the meaning set forth in Section 9.4(b).

“Tax Returns” means any report, return or other information required (including any attachments or schedules required to be attached to such report, return or other information) to be supplied to a taxing authority or a third party in connection with Taxes.

“Taxes” means any net income, individual income, sales, withholding, goods and services, resources, stamp, turnover adds-on, value added or other tax or customs duties or amount imposed by any governmental or taxing authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax Law or properly assessed or charged by any governmental or taxing authority, in each case, whether disputed or not.

“Third Party Contracts” shall have the meaning set forth in Section 4.13(l).

“Title Representations” shall mean the representations and warranties of the Sellers contained in Section 4.4 and Section 4.9.

“Transition Services Agreement” shall have the meaning set forth in Section 3.2(j).

“Uncollectable Accounts Receivable” shall have the meaning set forth in Section 4.6(b).

“Unlimited Representations” shall have the meaning set forth in Section 9.4(b).

1.2           In this Agreement, unless the context otherwise requires:

(a)                                  references to a person shall be construed so as to include any individual, firm, corporate body (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                                 the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)                                  the singular shall include the plural and vice versa;

(d)                                 references to one gender include all genders;

(e)                                  references to times of the day are to local time in Beijing, PRC unless otherwise stated; and

(f)                                    any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3                                 Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)                                  that enactment as amended, extended or applied by or under any other enactment before or after the date of this Agreement;

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)           any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

1.4           The schedules comprise schedules to this Agreement and form part of this Agreement.

ARTICLE II
SALE AND PURCHASE, PURCHASE PRICE
AND OTHER RELATED MATTERS

2.1           Sale and Purchase.

(a)           On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser, all right, title and interest in and to the Acquired Assets (except for the Excluded Assets set forth in Exhibit [A]), free and clear of all Liens, including without limitation to:

(i)            transferring all its rights, titles and interests in and to all tangible Acquired Assets (as set forth in Exhibit [B]) to the Purchaser;

(ii)           transferring all its rights, titles and interests in and to all IP Acquired Assets (as set forth in Exhibit [C]) to the Purchaser;

(iii)          assigning all rights and obligations in the Material Contracts (including all IP-related Contracts) (as set forth in Exhibit [D]) to the Purchaser; and

(iv)          delivering to the Purchaser the Ancillary Agreements relating to the Acquired Assets that are in the possession of the Sellers and their Affiliates. The adequacy of the deliverables is subject to joint approval by the Purchaser and the Sellers.

(b)           On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume from the Sellers all the Assumed Liabilities set forth in Exhibit [E] (except for the Excluded Liabilities set forth in Exhibit [F]).

2.2           Purchase Price.  The purchase price (the “Purchase Price”) for the Acquired Assets of the Sellers shall be an amount equal to fourty-one million eight hundred thousand U.S. Dollars ($41,800,000) in total, covering all the Acquired Assets, Assumed Liabilities and consideration payable to the Sellers and the Owners for their non-compete obligations after the Closing.

2.3           Payment of Purchase Price.

(a)           The Purchaser shall pay to the Sellers an amount equal to the Purchase Price as follows:

(i)            At Closing, thirty percent (30%) of the Purchase Price, in the amount of twelve million fifty-four hundred U.S. Dollars ($12,540,000), shall be paid to the Sellers;

(ii)           At Closing, fifteen percent (15%) of the Purchase Price in the amount of six million two hundred seventy thousand U.S. Dollars ($6,270,000) (the “Escrow Amount”) shall be paid to an escrow agent mutually acceptable to the Sellers and the Purchaser (the “Escrow Agent”) by wire transfer of immediately available funds, to be held by the Escrow Agent pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit [I] for the purpose of covering the potential liabilities as a result of failure of the Sellers and the Owners to meet their indemnification obligations within two (2) years after Closing;

(iii)          Within three (3) months after Closing, upon the satisfaction of the post-closing undertakings as set forth in Article 12 hereof whereby the Acquired Assets have been duly and completely transferred from the Sellers to the Purchaser, fifty percent (50%) of the Purchase Price in the amount of twenty million nine hundred thousand U.S. Dollars ($20,900,000) shall be paid to the Sellers; and

(iv)          The remaining five (5) percent (5%) of the Price, in the amount of two million ninety thousand U.S. Dollars ($2,090,000),  shall be paid by the Purchaser to the Sellers upon the completion of due transfer of the title and certificates pertaining to all the Owned Property.

(b)           Following the Closing, the Sellers or the Purchaser, as appropriate, shall make the payment, if any, required by Section 2.4.

(c)           The exchange rate used to convert the Purchase Price into Chinese RMB will be based on the exchange rate published by the People’s Bank of China on March 31, 2008 which was 7.012.  The Parties will equally share the RMB price difference due to exchange rate changes between March 31, 2008 and the Closing Date.

2.4           Post Closing Adjustment.

(a)           Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers an audited balance sheet for each of the Sellers (the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall be prepared in accordance with GAAP.

(b)           The Sellers and their accountants may review the work papers used in the preparation of the Purchaser’s calculation of the Closing Date Balance Sheet and the Purchaser may make available to the Sellers and their accountants all such work papers and other documents and information related thereto as may be reasonably requested by the Sellers or their accountants, subject to the execution by the Sellers and its accountants of any non-disclosure agreement reasonably requested by the Purchaser.  The Purchaser’s calculation of the Closing Date Balance Sheet delivered to the Sellers shall become final for all purposes of this Agreement unless, within thirty (30) days after the receipt of such calculation by the Sellers, the Purchaser receives written notice of the Sellers’ disagreement of the Purchaser’s calculation of the Closing Date Balance Sheet along with the Sellers’ determination of the Closing Date Balance Sheet, consistent with the terms of Section 2.4, and a detailed explanation as to the reasons for such disagreement (the “Adjustment Report”).  If the Purchaser and the Sellers are unable to agree on the Closing Date Balance Sheet within thirty (30) days after such notice is delivered, the Purchaser and the Sellers agree that a mutually acceptable independent accounting firm of nationally recognized standing (the “Independent Auditor”) shall make the final determination of the Closing Date Balance Sheet.  The determination by the Independent Auditor of the Closing Date Balance Sheet shall be final and binding on the Purchaser and the Sellers.

(c)           If the Independent Auditor determines that the Sellers are entitled to less than fifty percent (50%) of the total amount of the adjustment claimed by the Sellers in the Adjustment Report, the Sellers shall pay all of the Independent Auditor’s fees and expenses in connection with this Section 2.4.  If the Independent Auditor determines that the Sellers are entitled to more than fifty percent (50%) of the total amount of the adjustment claimed by the Sellers in the Adjustment Report, the Purchaser shall pay all of the Independent Auditor’s fees and expenses in connection with this Section 2.4.  If the Independent Auditor determines that the Sellers are entitled to fifty percent (50%) of the total amount of the adjustment claimed by the Sellers in the Adjustment Report, the Sellers and the Purchaser shall each pay one-half of the Independent Auditor’s fees and expenses in connection with this Section 2.4.

(d)           In the event that the Acquired Assets minus Assumed Liabilities on the Closing Date Balance Sheet exceeds Acquired Assets minus Assumed Liabilities on the GAAP based balance sheet as of the Balance Sheet Date, the Purchase Price shall be increased on a dollar-for-dollar basis on the difference provided, however, that no adjustment will be made unless the total net adjustment exceeds US$25,000 in the aggregate.  If the total net adjustment exceeds US$25,000 in the aggregate, the adjustment will be made for the entire amount, not just the amount over US$25,000.

(e)           In the event the Acquired Assets minus Assumed Liabilities on the GAAP based balance sheet as of the Balance Sheet Date exceeds Acquired Assets minus Assumed Liabilities on the Closing Date Balance Sheet, the Purchase Price shall be decreased on a dollar-for-dollar basis on the difference provided, however, that no adjustment will be made unless the total net adjustment exceeds US$25,000 in the aggregate. If the total net adjustment exceeds US$25,000 in the aggregate, the adjustment will be made for the entire amount, not just the amount over US$25,000.

2.5           Withholding.  Upon the confirmation of both the Purchaser and the Sellers, the Purchaser shall be entitled to deduct and withhold from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Laws.  To the extent such amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

ARTICLE III
CLOSING

3.1           Closing Date.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at MWE China Law Offices at 10:00 a.m., in Shanghai, PRC on July 31, 2008 (the “Closing Date”).  The Closing will be deemed effective as of the close of business on the Closing Date.

(b)           All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2           Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser the following items:

(a)           Resolution of Shareholders’ Meeting for each of the Sellers consenting to the transfer of the Acquired Assets to the Purchaser approved by respective shareholders of at least 2/3 voting rights;

(b)           Resolution of Board of Directors for each of the Sellers unanimously approving the transfer of the Acquired Assets to the Purchaser;

(c)           title or ownership certificates on any of the Acquired Assets, if any;

(d)           any and all the third party consent, waiver or the like relating to the transfer of the Acquired Assets to the Purchaser, including without limitation to consents of opposite parties to the Contracts, consents of banks, consent of joint IP rights owners and so forth, the form of consent letter is attached hereto as Exhibit [G];

(e)           to be provided for Purchaser’s information only, the authorization letter executed by each and all unregistered employee shareholders of the Sellers authorizing Mr. Xiao Honglong as the full-fledged representative in confirming the transaction hereinunder as well as the reimbursement for the appreciation value of the interest in the shares held by such unregistered employee shareholders (such value to be shared with and reasonably confirmed by the Purchaser), the form of the authorization letter is attached hereto as Exhibit [H];

(f)            to the extent obtainable in the jurisdiction of incorporation of each Seller, the articles of association (or equivalent organizational document) of each Seller certified as of the most recent practicable date by the appropriate Governmental Entity in its jurisdiction of incorporation;

(g)           to the extent obtainable in the relevant jurisdictions, a certificate from the appropriate Governmental Entity as to the good standing (or equivalent status) of each Seller as of the most recent practicable date in its jurisdiction of incorporation and all jurisdictions in which such Seller is qualified or licensed to do business;

(h)           the Escrow Agreement in the form attached hereto as Exhibit [I], duly executed by the Sellers;

(i)            non-compete agreements in the form attached hereto as Exhibit [J] (the “Non-Compete Agreements”) and non-solicitation agreements in the form attached hereto as Exhibit [K] (the “Non-Solicitation Agreement”) duly executed by the Sellers, each of the Owners, and/or certain employees identified by the Purchaser;

(j)            the transition services agreement in the form attached hereto as Exhibit [L] (the “Transition Services Agreement”) duly executed by the Sellers and each of the Owners; and

(m)          such other documents as the Purchaser or its counsel may reasonably request, including the interview required under the relevant US law for public companies and completion of relevant questionnaire as the Purchaser or its counsel may reasonably request, to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement whereby the Sellers shall endeavor to meet such reasonable requirements.

3.3           Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Sellers the following items:

(a)           the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;

(b)           form of employment agreement as attached hereto as Exhibit [M] for retaining the existing employees of the Sellers; and

(c)           the list of the employees of the Sellers retained by the Purchaser as Exhibit [N].

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND OWNERS

The Sellers and the Owners represent and warrant to the Purchaser that the statements contained in this Article IV are true, correct and complete as of the Closing Date, with descriptions and/or exceptions detailed in the Sellers’ and Owners’ Disclosure Schedule as attached hereto as Exhibit [Q].

4.1           Organization, Qualification, Commitment and Power.

(a)           Each of the Sellers is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, as set forth on Schedule 4.1(a)(i).  Each of the Sellers is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its assets or properties requires such qualification.  And each of the Sellers is in strict legal compliance with the Laws of each jurisdiction, in which any Permit issued by the Governmental Entity has been duly obtained.  Schedule 4.1(a)(i) lists each jurisdiction in which any of the Sellers has a manufacturing facility, a sales or services office, a warehouse location or an independent sales representative.  Each of the Sellers has all requisite power and authority to carry on the Business and to own and use the assets and properties owned and used by it.  The Sellers have furnished to the Purchaser true and complete copies of each Seller’s organizational documents, each as amended and as in effect on the Effective Date hereof.  None of the Sellers is in violation of any provision of its organizational documents.  Schedule 4.1(a) (ii) sets forth a true and complete list of all of the directors and officers of each Seller.  There has been no resolution, petition or order for the winding up of each Seller or any official action or public announcement in respect of the revocation of the business license, if applicable, of each Seller, and there is no event which might render any such business license liable to be revoked by any Governmental Entity.  The authorized business scopes or purposes of the Sellers, as set forth in their respective organizational documents, and as approved by the relevant Governmental Entities, are sufficient to permit the Sellers to conduct their businesses as presently conducted and as will be conducted immediately after the Closing.

(b)           Each of the Sellers has passed the annual inspection as required by the relevant Governmental Entity due up to the Closing and fully fulfilled its commitment to any Governmental Entity and/or any opposite party to the Material Contracts, including without limitation to the commitment under Free Financial Aid sponsored by the Governmental Entity.  For the purpose aforementioned, each of the Sellers is entitled to and has owned any and all the Intellectual Property incurred as a result of or in connection with the projects under the Free Financial Aid.  There is no constraint or limitation under certain Contracts for the Free Financial Aid regarding the disposal of the Intellectual Property by the Sellers at their own discretion.

(c)           Each of the Sellers is privately owned by the Owners and other existing shareholders without shareholding interest of any Governmental Entity.

4.2           Authorization of Transaction.  Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery by each of the Sellers of this Agreement and the Ancillary Agreements and the consummation by each of the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each of the respective Sellers.  This Agreement has been, and each of the Ancillary Agreements to which the Sellers are a party are or will be, duly and validly executed and delivered by each of the respective Sellers.  This Agreement constitutes, and each of the Ancillary Agreements to which each of the respective Sellers is a party, when executed and delivered by such Seller, will constitute, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, assuming the due authorization, execution and delivery by the Purchaser.

4.3           Noncontravention.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by any Seller, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents of each Seller, (b) require on the part of each Seller any filing with, or any Permit, authorization, notice of any Governmental Entity regarding, in particular, the Owned Property, Leased Real Property, Intellectual Property, Material Contracts, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, franchise or permit to which each Seller is a party or by which each Seller or any of the Owner is bound, (d) result in the imposition of any Lien upon any of the assets of the Sellers or (e) violate any Law applicable to the Sellers.

4.4           Title to Interests.  The Sellers own beneficially and of record all the rights and interests in the Acquired Assets, free and clear of all Liens, as set forth on Exhibit [B], [C] and [D].

4.5           Affiliates.  Each Seller or each of the Owners owns, beneficially and of record, the issued and outstanding shares of capital stock, registered capital or other equity interests of each of the Affiliates as set forth on Schedule 4.5(a), including without limitation SANS Jinan and SANS Changchun, in each case free and clear of all Liens.  Except as set forth on Schedule 4.5(b), neither each of the Sellers nor any of the Owners own, directly or indirectly, any equity interest in any Person or has any outstanding shareholder’s loan to any Person.

4.6           Financial Statements.

(a)           Set forth on Schedule 4.6(a)(i) is a correct and complete copy of the following financial statements (collectively, the “Financial Statements”) including the audited balance sheets and statements of income and changes in Sellers’ equity, as of and for the years ended December 31, 2005, 2006 and 2007. The Financial Statements (i) have been prepared in accordance with the Chinese accounting principles, (ii) fairly present the financial condition of the Sellers as of such dates and the results of operations and cash flows of the Sellers for such periods, and (iii) are consistent with the books and records of the Sellers, except that the interim Financial Statements may not contain all footnotes and presentation items as required by the Chinese accounting principles and are subject to normal year-end adjustments (which were not and will not be individually or in the aggregate, material in amount).  Each Seller has prepared the financial projections and data set forth on Schedule 4.6(a)(ii) in good faith and believes such projections reflect a reasonable estimate of the performance of the Sellers for the periods presented.

(b)           Subject to any of the reserves set forth therein, the accounts receivable shown on the Financial Statements are valid and genuine, are calculated in accordance with the Chinese accounting principles, have arisen solely out of bona fide transactions in the Ordinary Course, are not subject to any prior assignment or Lien except as set forth on Schedule 4.6(b)(i), and, to the Sellers’ Knowledge, are not subject to valid defenses, set-offs or counter claims. The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements. Since the Balance Sheet Date, there have not been any write-offs of any receivables as uncollectible or increases in uncollectable accounts receivable (the “Uncollectable Accounts Receivable”).  Schedule 4.6(b)(ii) sets forth an aged list of unpaid accounts and notes receivable owing to the Sellers as of the Balance Sheet Date, with the last known address of the trade debtors of the Sellers.

(c)           The inventory of the Sellers consists of items of a quality and quantity useable or saleable in the Ordinary Course, except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of the Sellers to net realizable market value or have been provided for by adequate reserves.  All items included in the inventory of the Sellers are the property of the Sellers.  No items included in the inventory of the Sellers have been pledged as collateral. The inventory of the Sellers shown on the balance sheets included in the Financial Statements are valued on a basis consistent with prior years.

(d)           Schedule 4.6(d) sets forth a true, correct and complete list of all Assumed Liabilities of the Sellers (by creditor and dollar amount) as of the Execution Date.

4.7           Events Subsequent to the Execution Date. Since the Execution Date, the Sellers have conducted the Business only in the Ordinary Course and, since such date, (a) there has not been any Material Adverse Effect, nor has there occurred any event or development which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) neither each of the Sellers or each of the Owners has taken, or agreed to take, any of the following actions:

(i)            incurred or guaranteed any Liability other than in the Ordinary Course or in connection with the performance or consummation of this Agreement;

(ii)           incurred or committed to incur any capital expenditures in excess of US$20,000 in the aggregate;

(iii)          leased, licensed, sold, transferred, pledged, mortgaged, encumbered or permitted to be encumbered any asset associated with the Business other than sales of inventory in the Ordinary Course;

(iv)          waived or released any material right or claim with respect to the Business;

(v)           changed any annual accounting period or adopted or changed any accounting method, principle or practice;

(vi)          made any acquisition, by means of merger, consolidation or otherwise, of securities or all or substantially all of the assets of any other Person other than in the Ordinary Course;

(vii)         made any loans, advances or capital contributions to, or investments in, any other Person;

(viii)        amended or terminated any Material Contract, entered into any Material Contract other than those Contracts of sales and/or purchase necessary for the Business operation of the Sellers in the Ordinary Course;

(ix)           made or changed any election with respect to Taxes, changed any Tax accounting period, adopted or changed any method of accounting, filed any amended Tax Return, entered into a closing agreement with any taxing authority, surrendered any right to claim a refund for Taxes, consented to an extension of the statute of limitations applicable to any Tax, claim or assessment, or took any other similar action (or omitted to take any action);

(x)            accelerated, delayed or postponed its collection of accounts receivable or its payment of any accounts payable or other Liabilities other than in the Ordinary Course;

(xi)           paid, discharged, settled or satisfied any claims, Liabilities, obligations or litigation (whether or not commenced prior to the date of this Agreement) outside the Ordinary Course;

(xii)          increased the compensation or remuneration, bonus or other benefits payable or provided or to become payable or to be provided to any director, officer, other employee or independent contractor of the Sellers;

(xiii)         changed the key employees of any of the Sellers; or

(xiv)        agreed, either orally or in writing, to do any of the things described in the preceding clauses (i) through (xiii) of this Section 4.7.

4.8           Undisclosed Liabilities.  None of the Sellers has any Liabilities except for (i) Liabilities fully reflected or reserved for on the Financial Statements and (ii) current Liabilities (none of which are material), which have arisen since the date of the Financial Statements in the Ordinary Course and will be fully reflected or reserved for in connection with the calculation of the Closing Date Balance Sheet.

4.9           Title and Related Matters.

(a)           The Sellers have good and marketable title to, or a valid leasehold interest in, all of the properties and assets used in the Business, free and clear of all Liens.  At the Closing, the Purchaser is acquiring good and marketable title to the Acquired Assets free and clear of all Liens.

(b)           The assets owned and leased by the Sellers include all assets, properties, Contracts and rights necessary or desirable to conduct the Business as currently conducted and as conducted as of the Closing Date.  All such assets are suitable for the purposes for which they are being used as of the Closing Date, and are: (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) free from latent and patent defects, and (iii) in conformity with all applicable Laws relating to their use and operation.  Each item of tangible personal property owned or used by each of the Sellers immediately prior to the Closing Date is owned or available for use by such Seller on identical terms and conditions immediately subsequent to the Closing Date.  There are no material items of maintenance, repair or replacement incurred as a result of the abnormal use before the Closing Date with respect to the tangible personal property owned or used by or to be owned or used by such Seller which will be, or are likely to be, required in the six (6)-month period immediately following the Closing Date.

4.10         Legal Compliance.  Except as set forth on Schedule 4.10, the Sellers are in compliance, and have at all times in the past five (5) years complied, with all applicable Laws and have not engaged, and are not currently engaging in any activity or omitting to take any action, as a result of which either Seller is or will be in violation of any applicable Law.  Except as set forth on Schedule 4.10, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced within the statute of limitation requirements under the applicable Law against, or to the Sellers’ Knowledge, threatened against any Seller alleging any failure to so comply.

4.11         Tax Matters.

(a)           Each Seller has complied in all material respects with all Laws relating to Taxes and has timely filed all Tax Returns required to be filed by such Seller in accordance with applicable Laws.  All such Tax Returns were true, correct and complete in all material respects when filed.

(b)           All Taxes of each Seller due and payable with respect to any Tax Return (whether or not shown as due on such Tax Return) or otherwise payable by such Seller have been paid.  The unpaid Taxes of such Seller do not exceed the reserve for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth in the Financial Statements (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(c)           Each Seller has provided to the Purchaser true, correct and complete copies of (i) all income Tax Returns and other material Tax Returns filed by such Seller for the past five (5) years and (ii) all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests and any other similar document, notice or correspondence, in each case, that such Seller (or any of its Representatives) have received from, sent to, or entered with any taxation authority in the past five (5) years or that relates to any Tax or Tax Return which is not closed by the applicable statute of limitations.  No claim has been made in the past five (5) years that each Seller has not properly paid Taxes or filed Tax Returns, including in any jurisdiction in which such Seller does not file a Tax Return.

(d)           There are no liens for Taxes on any assets of the Sellers, other than liens for Taxes not yet due and payable.

(e)           None of the Sellers has ever been a member of any consolidated, combined or unitary group for state, local or foreign Tax purposes.  None of the Sellers is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and several liability, contractual liability, secondary liability or otherwise.

(f)            No state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending, or to the Sellers’ Knowledge, threatened with regard to any Taxes or Tax Returns of the Sellers.  None of the Sellers has a private letter ruling, technical advice, application for a change of any method of accounting, or other similar requests presently pending with any Governmental Entity.

(g)           The Sellers have (i) withheld all required amounts from their employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; and (ii) paid all employer contributions and premiums.

(h)           None of the Sellers has executed or filed with any Governmental Entity (whether state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by each of the Sellers with respect to any Taxes is currently in force.

(i)            None of the Sellers (nor any predecessor entity) is (or has ever) engaged in a trade or business for income Tax purposes in any jurisdiction other than the jurisdiction in which they are currently organized.

(j)            None of the Sellers has, since the Balance Sheet Date, made or incurred any obligation to make any payments of an income nature other than as required in the Ordinary Course which will not be wholly deductible for Tax purposes in the accounting period in which they have been or will be made.

(k)           No Governmental Entity has agreed to operate under any special arrangement (being an arrangement which is not based on a strict application of the relevant Law) in relation to the Tax affairs of each of the Sellers, whether in respect of benefits provided to its officers or employees or in relation to the valuation of stocks or depreciation of assets or in respect of any administrative or other matter whatsoever.

(l)            On a disposal of any asset of each of the Sellers for a consideration equal to the value attributed to that asset in the Financial Statements, no Liability for Tax will arise which is not fully provided for in the Financial Statements, specifically, the Purchaser will not assume any Liability for Tax which should be assumable by the Sellers arising from or in connection with the transfer of Owned Property or Leased Real Property by the Sellers.

(m)          None of the Sellers has claimed any relief in respect of Taxes which will or may be withdrawn as a result of the Closing nor will the entering into of this Agreement or the Closing give rise to a Liability for Tax for each of the Sellers which would not otherwise have arisen.

4.12         Contracts.

(a)           Schedule 4.12(a) sets forth a true and complete list of all of the following Contracts to which either Seller is a party to or bound by (collectively, the “Material Contracts”) as part of the Acquired Assets:

(i)

each Contract for the purchase of materials, supplies, goods, equipment, services or other assets involving in the case of any such Contract over the life of the Contract, including purchase orders in the Ordinary Course;

(ii)

each Contract for the sales of products of the Sellers over the life of the Contract;

(iii)

each Contract of sales with warranty period of more than one (1) year;

(iv)

each Contract used or related to any processing trade business engaged in by the Sellers;

(v)

each trust indenture, mortgage, deed of trust, deed to secure debt, promissory note, loan agreement, letter of credit or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi)

each Contract limiting the freedom of the Sellers to engage or compete in any line of business or in any geographic area;

(vii)

each Contract pursuant to which either Seller is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such Contract annual lease payments;

(viii)

each Contract with a sales representative, including agents and distributors;

(ix)

each Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities, obligations or Indebtedness of any other Person;

(x)

each Lease;

(xi)

each Contract for the purchase or sale of any real property;

(xii)

each Contract concerning a partnership or joint venture;

(xiii)

each Contract with a change-in-control or similar provision that will require a consent of, or notice to, a third party as a result of the transactions contemplated by this Agreement;

(xiv)

each consulting or similar Contract;

(xv)

each non-disclosure, non-compete or non-solicitation agreement or other agreement containing a confidentiality, non-compete or non-solicitation provision binding a present or former employee of each of the Sellers;

(xvi)

each Contract relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any other Person;

(xvii)

each warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Sellers;

(xviii)

each Contract with a Governmental Entity (excluding the free financial aid contracts with Governmental Entities);

(xix)

each Contract for the purchase, development or licensing of software;

(xx)

each Contract with the Sellers or any Affiliate of the Sellers;

(xxi)

each Contract pursuant to which each of the Sellers is authorized to use any Intellectual Property of a third party or that materially limits the rights associated with any Intellectual Property owned by the Sellers;

(xxii)

each Contract for the purchase, development or licensing of Intellectual Property; and

(xxiii)

any other Contract not entered into in the Ordinary Course.

(b)           Except as set forth on Schedule 4.12(b), the Sellers have performed in all material respects all of the obligations and/or undertakings required to be performed by them and are not in default with respect to any Material Contract.  Each Material Contract is legal, valid, binding, enforceable and in full force and effect with respect to either Seller that is a party thereto, and, to the Sellers’ Knowledge, with respect to the other parties thereto, and will continue to be legal, valid, binding, enforceable and in full force and effect with respect to either Seller that is a party thereto, and, to the Sellers’ Knowledge, with respect to the other parties thereto, on identical terms immediately following the Closing Date, and has not been amended.  None of the Sellers nor, to the Sellers’ Knowledge, any other Person is in breach or default and there is no occurrence, condition or act, with respect to the Sellers or, to the Sellers’ Knowledge, with respect to any other Person, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a breach or a default or event of default under any Material Contract or permit termination, modification, or acceleration thereunder.  The Sellers have delivered to the Purchaser a true, correct and complete copy of each Material Contract including all amendments, modifications and terminations thereof.  None of the Sellers is renegotiating any Material Contract.

Schedule 4.12(c) sets forth a true and complete list of all of the Contracts not covered by the Material Contracts above (the “Excluded Contracts”).

4.13         Intellectual Property.

(a)           The Sellers own or have the right to use pursuant to a valid and enforceable license, sublicense, assignment, transfer, other agreement or permission, all Intellectual Property necessary or desirable for the operation of, or used in, the Business as currently conducted and as proposed to be conducted as of the Closing.  Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing is owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing.  The transfer of all such Intellectual Property of the Sellers to the Purchaser under the transactions hereof is detailed in the transfer agreements in the form attached hereto as Exhibit [O].

(b)           None of the Sellers has, within the past five (5) years, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party worldwide.  None of the Sellers has, within the past five (5) years, received any charge, complaint, claim, demand or notice from any third party within or outside of China alleging any such interference, infringement, misappropriation or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any Person).  The Sellers have not engaged in any acts within the past five (5) years that (i) violate the rights of privacy or publicity of any third party in any material respect or (ii) constitute unfair competition or trade practices under the Laws of any jurisdiction.  To the Sellers’ Knowledge, no Person has, within the past five (5) years, interfered with, infringed upon, misappropriated, disclosed or otherwise come into conflict with any Intellectual Property rights, or violated any confidentiality obligation thereof to have disclosed any trade secrets owned by the Sellers or used in connection with the Business.

(c)           Schedule 4.13(c) identifies a true and complete list of each patent, patent application, trademark, copyright and domain name registration, along with each service mark, unregistered copyright, trade name and logo owned by each of the Sellers, each of which is included within the Intellectual Property.  With respect to each such item of Intellectual Property required to be identified on Schedule 4.13(c): (i) each of the Sellers possesses all right, title and interest in and to such item, free and clear of all Liens; (ii) each such item is in good standing and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Sellers’ Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and (iv) such item is presently pending or in force in accordance with its terms.

(d)           Schedule 4.13(d) identifies each license, sublicense, assignment, transfer, other agreement or permission pursuant to which any item of Intellectual Property owned by a third party is used in or necessary to the Business as conducted, or proposed to be conducted.  With respect to each such license, sublicense, assignment, transfer, other agreement or permission, (i) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Sellers’ Knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property; (ii) the underlying item of Intellectual Property is not subject to any sublicense, or, to the Sellers’ Knowledge, any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination or modification thereunder; (iv) none of the Sellers has issued or received written notice that any party to such license, sublicense, assignment, transfer, other agreement or permission intends to cancel, not renew, or terminate the license, sublicense, assignment, transfer, other agreement or permission or to exercise or not exercise an option thereunder; and (v) the license, sublicense, assignment, transfer, other agreement or permission will not be terminated or cancelled, or the Sellers’ rights thereunder diminished or impaired, or the Sellers’ obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(e)           The Sellers have taken all commercially reasonable actions to prosecute, maintain, protect and enforce each item of Intellectual Property (including those items listed on Schedule 4.13(c)) that is necessary to the operation of the Business, including (i) payment of all fees, annuities and all other payments that have become due to any Governmental Entity or licensor with respect to the Intellectual Property; and (ii) properly marking all commercial products with the necessary designations to ensure that no rights are impaired or diminished, including with respect to enforcing or collecting Damages.

(f)            None of the Sellers has authorized any third party to use or otherwise exploit any Intellectual Property used in the Business except pursuant to a binding, written license and except any implied licenses granted as the result of commercial sales of products or services incorporating such Intellectual Property as identified in Schedule 4.13(f).

(g)           None of the Affiliates of the Sellers, including without limitation to SANS Jinan and SANS Changchun, will continue to use or otherwise exploit the patents, trademarks, trade names, brands or any other Intellectual Property within the scope of Acquired Assets for their own business operations after Closing without prior written consent and binding written license granted by the Purchaser.

(h)           No current or former employee, independent contractor or consultant of the Sellers or the Affiliates has any interest in any Intellectual Property used by the Sellers in connection with the Business.  Each of the Sellers has paid to its respective employees, independent contractors and consultants all fees, if any, due for the assignment of such rights pursuant to individual agreements or applicable legal provisions.

(i)            Each of the Sellers has obtained prior consent from any third party regarding transfer of certain jointly owned Intellectual Property, especially the patents as of the Closing.

(j)            Complete and accurate records, files and documents have been maintained for all Intellectual Property and the records, files and documents are in either of the Sellers’ possession or under its control.

(k)           In relation to the Business, each Seller complies with all applicable Laws, guidelines and industry standards and none of the Sellers has received any notice or allegation alleging that such Seller has not complied with any of them.  Personal data relating to customers of the Business has been collected on terms that allow the data to be lawfully transferred to and processed by the Sellers.

(l)            The IT Systems are owned by, or properly licensed, leased or supplied under third party contracts to, either of Sellers (“Third Party Contracts”).  No Seller is in default under the Third Party Contracts.  There are no grounds on which the Third Party Contracts might be terminated and there are no disputes or material service delivery issues existing or likely.  There is no reason to believe that the Third Party Contracts will not be renewed when they expire on the same or substantially similar terms. There are no circumstances in which the ownership, benefit, or right to use the IT Systems may be lost by virtue of the acquisition of the Business or the performance of this Contract or any of the Transaction Documents. The Sellers have binding maintenance and support contracts for the IT Systems.  There is no reason to believe that the contracts will not be renewed when they expire on the same or substantially similar terms. The IT Systems have not failed to any material extent and the data that they process has not been corrupted.  No Seller has authorized a third party to modify, reverse engineer or create derivative works of software or systems included in the IT Systems. No Seller has disclosed the source code of software included in the IT Systems to any third party other than under a binding agreement with a reputable escrow agent on the agent’s standard terms.  Nothing has happened which might, and the acquisition of the Business will not, trigger release of the source code to a third party under an escrow agreement. Each Seller has, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the IT Systems and the data and information stored on the IT Systems.  The IT Systems are adequate for the needs of the Business as carried out at the date of this Contract.

4.14         Real Property.

(a)           Schedule 4.14(a) sets forth a true and complete list of all real property currently owned by the Sellers (the “Owned Property”), including the land use right.  The transfer of the Owned Property from the Sellers to the Purchaser under the transactions hereof is detailed in the transfer agreement in the form attached hereto as Exhibit [P].

(b)           Schedule 4.14(b) sets forth a true and complete list of all real property currently leased or subleased by the Sellers, or otherwise used or occupied by the Sellers for the operation of the Business (the “Leased Real Property”), together with a true and complete list of all leases, lease guaranties, subleases, easements, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (each, a “Lease”).  Each of the Sellers has made available to the Purchaser a true and complete copy of each Lease.  With respect to each such Lease: (i) each of the Sellers has a good, marketable and valid interest or estate in such Lease, free and clear of all Liens; (ii) such Lease is in full force and effect, valid and enforceable against such Seller in accordance with its terms; (iii) such Lease constitutes the entire agreement to which such Seller, as applicable, is a party with respect to the subject Leased Real Property; (iv) none of the Sellers, as applicable, has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) all facilities located on or comprising the Leased Real Property have been operated and maintained in all material respects in accordance with all applicable Laws; (vi) all facilities located on or comprising the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities as such facilities have been operated prior to the date of this Agreement, including electricity, water, telephone, sanitary sewer and storm sewer; (vii) none of the Sellers is in receipt of any notice of default or otherwise served by the Landlord pursuant to such Lease, no rentals or other sums payable under such Lease are past due and no condition exists that is or could be a default by any party under such Lease; (viii) the Closing will not affect the enforceability against any Person of such Lease or the rights of the Sellers to the continued use and possession of the Leased Real Property for the conduct of business as currently conducted; (ix) there are no other parties occupying, or with a right to occupy granted by the Sellers, the Leased Real Property or who has or claims any rights or easements of any kind in respect of the Leased Real Property adverse to the estate, interest, right or title of the Sellers therein and the Sellers are in sole and undisputed occupation of the Leased Real Property; (x) there are no circumstances which would entitle any landlord to exercise any powers of entry or to take possession, whether by way of forcible re-entry or proceedings, or which would otherwise restrict the continued possession and enjoyment of the Leased Real Property; and (xi) the Leased Real Property is not subject to any outgoings other than water, sewerage charges, insurance premiums, rent and service charge.

(c)           None of the Sellers nor any of their predecessors has ever owned, leased or subleased any real property, has not entered into any deal, agreement or document (whether as a tenant, undertenant, guarantor, assignee or transferee in respect of any real property except as disclosed in Schedule 4.14(b)) in respect of which any contingent or potential Liability remains with such Seller and has no contingent or potential Liability whatsoever in respect of any owned leased or subleased real property.

(d)           All of the Leased Real Property, and all components of all improvements included within such Leased Real Property, including the roofs, foundations, walls and other structural elements thereof and the sprinkler and fire protection, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in all material respects in good operating condition and repair (ordinary wear and tear excepted) and do not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation.  The Sellers have made all material repairs and replacements, to the Sellers’ Knowledge, to be required to be made by them under the Leases or as required under applicable Law and none of the Sellers is expecting to have to expend any substantial sum of money in respect of any Leased Real Property in the near future.

(e)           There are no claims, dispute orders, notices, governmental investigations, litigation or proceedings which are pending or, to the Sellers’ Knowledge, threatened or anticipated against the Owned Property or the Leased Real Property or the Sellers with respect to the Owned Property or the Leased Real Property and there are no disputes with any adjoining or neighboring owner with respect to boundary walls and fences or with respect to any easement, right of or means of access to any Owned Property or Leased Real Property, and none of the Sellers has had occasion to make any claim or complain in relation to any neighboring real property or its occupation or use.

(f)            There are no presently pending or, to the Sellers’ Knowledge, threatened or anticipated proceedings or intention to (i) condemn, take, compulsorily purchase or demolish any Owned Property or Leased Real Property or part thereof, (ii) declare any Owned Property or Leased Real Property or part of it a nuisance, or (iii) widen or realign any street or highway adjacent to any Owned Property or Leased Real Property.

(g)           The Owned Property and the Leased Real Property are in compliance in all material respects with all Laws, including construction planning, zoning ordinances and necessary certificates relating to the same, and there have been no breaches by the Sellers of any Laws relating thereto and there are no outstanding and unobserved or unperformed obligations relating thereto necessary to comply with the requirements of any Law except as otherwise stated in Schedule 4.14(g).

(h)           The Owned Property and the Leased Real Property or the interest attached thereto are vested in the Owners or the Sellers and/or substantiated or will be substantiated through legal procedures as defined by the Law.

(i)            The use of the Leased Real Property is the permitted and lawful use for the purpose of any Laws and the terms of each relevant Lease.  All consents applicable to such use are either unconditional or are subject only to conditions which have been satisfied or are subject to continuing conditions all of which have been and are being duly complied with and which are not onerous.  No consents are personal or for a limited period only.

(j)            All permits and consents have been obtained and complied with or are deemed to have been granted and complied with for the purposes of all relevant Laws in respect of all development of any Owned Property or any Leased Real Property and any subsequent alteration, extension or other improvement of the same and no such permits or consents are subject to unusual or onerous conditions or are of a personal or temporary nature or have been revoked, modified, suspended, or are the subject of a challenge or appeal.

(k)           A fire certificate has been issued in respect of each Owned Property and each Leased Real Property where requisite and each Owned Property and Leased Real Property complies with the fire regulations and has sufficient right of escape in the event of fire or other emergency.

4.15         Litigation.  Except as set forth on Schedule 4.15, there is no Legal Proceeding to which the Sellers or any of their respective officers, directors or employees (in their capacities as such) has been a party in the past five (5) years and, to the Sellers’ Knowledge, no such Legal Proceeding is threatened.  Neither the Sellers nor any officer, director or employee of the each Seller is subject to the order of, consent decree, judgment, writ, injunction, decree, award, conciliation agreement, settlement agreement or similar agreement with, or pending or, to the Sellers’ Knowledge, threatened investigation by any Governmental Entity, or any judgment, order writ, injunction, decree or award of any Governmental Entity, including cease-and-desist or other orders.  To the Sellers’ Knowledge, no legislative or regulatory proposal or other proposal for the change in any Law or the interpretation thereof has been adopted or is pending that could adversely affect the Sellers.

4.16         Employees.

(a)           The Sellers have been and are in compliance in all material respects with all applicable Laws respecting labor and employment, applicant and employee background checking, immigration, discrimination in employment, terms and conditions of employment, wages, hours, OT payments, data protection and occupational safety and health and employment practices, and are not engaged in any unfair labor practice.  Except as set forth on Schedule 4.16(a), none of the Sellers has been or is liable for any outstanding, overdue or accrued but unpaid or underpaid payment to any Governmental Entity, with respect to social security, social insurance obligations (including, without limitation, all pension fund, medical fund, maternity fund, housing fund, unemployment fund and work-related injury fund obligations, which could differ depending on the locations of each of the Sellers) or other benefits or obligations for employees other than routine payments to be made in the Ordinary Course.  Except as set forth on Schedule 4.16(a), there are no pending claims against any Seller under any employee compensation plan or policy or for long-term disability.  Except as set forth on Schedule 4.16(a), there are no controversies or disciplinary proceedings pending or, to the Sellers’ Knowledge, threatened, between any Seller and any of their employees, which controversies or disciplinary proceedings have resulted in or could reasonably be expected to result in a Legal Proceeding.  There is not currently, and there has not been in the past five (5) years, any claim against any of the Sellers or complaint made by any employee of any Seller based on actual or alleged wrongful termination or any claim of unlawful dismissal or unfair dismissal or any claim on the basis of race, age, sex, disability, religious belief, equal pay, whistle blowing, flexible working or family leave request, harassment or discrimination.  None of the Sellers is a party to any collective bargaining agreement or other labor union contract nor does any of the Sellers know any activities or proceedings of any labor union to organize any such employees.  Except as set forth on Schedule 4.16(a), none of the employees, consultants or independent contractors of the Sellers has given notice to either of the Sellers, nor is any Seller otherwise aware, that any such employee or consultant intends to terminate his or her employment or engagement with such Seller.

(b)           Schedule 4.16(b) contains a complete and accurate list of the following information for each employee and independent contractor of each of the Sellers, including each employee on leave of absence or layoff status: name; job title; age; location; date of commencement of employment; term of current employment contract; seniority; OT records; holiday account; the current and the prior year’s compensation or remuneration (including any bonus) and benefits.   None of the Sellers has made any promises for the payment of any bonuses, back pay or other remuneration to any employees, contractors or other Persons.

(c)           The Sellers have filed all state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the applicable Law.

4.17         Employee Benefits.

(a)           Schedule 4.17(a) identifies each employee benefit plan under which the Sellers manage to provide employee benefits to the employees in compliance with the Laws (the “Employee Benefit Plan”). Each Employee Benefit Plan complies in form and operation in accordance with its terms and all applicable Laws.  None of the Sellers has made any commitment or taken any action to adopt or establish any additional employee benefit plans or materially increase the benefits under any of the Employee Benefit Plans.

(b)           With respect to each Employee Benefit Plan, each Seller has delivered or made available to the Purchaser true and complete copies of each of the following documents, to the extent applicable: (i) each writing constituting a part of such Employee Benefit Plan document, trust agreement, consent letter or waiver letter from the employees, and any amendments thereto, (ii) social insurance payment vouchers; and (iii) insurance contracts (if any).

(c)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee of any of the Sellers to any payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any employee of any of the Sellers.

4.18         Insurance.  The Sellers have policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting business similar to the Business or owning assets similar to those owned by the Sellers.  Schedule 4.18(a) lists each insurance policy to which each of the Sellers has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years.  Each such insurance policy is legal, valid, binding, enforceable and in full force and effect with respect to the Sellers, as applicable. None of the Sellers is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and none of the Sellers has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.  All premiums due and payable under all such policies have been paid.  None of the Sellers is liable for any retroactive premiums or similar payments, and the Sellers are otherwise in compliance with the terms of such policies.  To the Sellers’ Knowledge, there has been no threatened termination of, or material premium increase with respect to, any such policy.  Schedule 4.18(b) contains a summary of all claims submitted, pending or paid under such policies within the past five (5) years.

4.19         Environmental Matters.

(a)           (i) The Sellers have complied with, and are in compliance with, all Environmental Laws and (ii) none of the Sellers has any Liability or has had any Liability arising or deprived within the past five (5) years under Environmental Laws.  The Sellers have obtained and complied with, and are in compliance with, all Permits that are required pursuant to Environmental Laws for the operation of the Business.  Schedule 4.19(a) contains a complete and accurate list of such Permits.

(b)           Except as set forth on Schedule 4.19(a) and 4.19(e), there is no pending or, to the Sellers’ Knowledge, threatened civil, criminal or administrative litigation, claim, demand, action, summons, proceeding, notice of violation, investigation, inquiry, information request, decree, order or judgment relating to any Environmental Law or Hazardous Material (collectively, “Environmental Claim”) involving any of the Sellers or any real property currently or formerly owned, leased or operated by such Seller or related to the Business.

(c)           No release, discharge, spill or disposal of any Hazardous Materials has occurred or is occurring at any real property currently or formerly owned, leased or operated by the Sellers while or before such real property was owned, leased or operated by the Sellers.  No soil or water in, under or adjacent to any real property currently or formerly owned, leased or operated by the Sellers has been contaminated by any Hazardous Materials.

(d)           Any offsite transport, storage, recycling, disposal or treatment of Hazardous Materials by the Sellers or related to the Business was performed in compliance with applicable Environmental Laws.  None of the onsite or offsite locations to which Hazardous Materials related to the Business have come to be located are on or proposed for listing on any federal, state or local governmental list of abandoned disposal sites and any analogous state list.

(e)           Schedule 4.19(e) contains a correct and complete list of all environmental reports, investigations, assessments, studies, data, and audits in the possession or control of each of the Sellers (whether conducted by or on behalf of each of the Sellers or any other Person) issued or conducted during the past five (5) years and relating to any real property currently or previously owned, leased or operated by each of the Sellers.  Schedule 4.19(e) is not intended to and does not in any way limit the representations and warranties of the Sellers as made in this Agreement.  The Sellers have provided to the Purchaser a complete and accurate copy of each document listed on Schedule 4.19(e).

4.20         Related-Party Transactions.  None of the Sellers nor any director, officer or employee of the Sellers nor any Affiliate of any of the foregoing:  (a) owns, has any interest in, or is in possession of, directly or indirectly, any property or right, tangible or intangible, which is used in the Business; (b) has any claim or cause of action against any of the Sellers; or (c) is a party to any Contract with any of the Sellers. None of the Sellers nor any director, officer or employee of each of the Sellers nor any Affiliate of any of the foregoing:  (i) is a competitor of, or a party to any transaction, Contract or other arrangement with, any of the Sellers; (ii) serves as an officer or director, or in another similar capacity, of any Person whose business competes with the Business or any Person that has a Contract with any of the Sellers; (iii) owns directly or indirectly on an individual or joint basis (other than in or through beneficial ownership of less than one percent of the outstanding securities of a publicly traded company), any interests in any Person whose business competes with the Business or any other Person that has a Contract with any of the Sellers or (iv) is or was during the three (3) year period preceding the Execution Date a Public Official.

4.21                           Books and Records.  The minute books and other similar records of the Sellers contain true and complete records of all actions taken at any meetings of the shareholders, members or other equity holders and the board of directors of each of the Sellers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  Except as set for on Schedule 4.21, the books and records of the Sellers accurately reflect in all materials respects, the assets, liabilities, business, financial condition and results of operations of the Sellers and have been maintained in accordance with good business and bookkeeping practices and all material transactions to which each of the Sellers is or has been a party are reflected therein.

4.22                           Permits.  Schedule 4.22 contains a complete list of all Permits issued to each of the Sellers that are currently used by each of the Sellers in connection with the Business as required by the applicable Laws, except for such immaterial Permits that would be readily obtainable by any qualified applicant without any undue burden or cost in the event of any lapse, termination, cancellation or forfeiture thereof.  The Sellers have all Permits required for the operation of the Business as now conducted.  The Sellers are and have been in the past five (5) years in compliance in all material respects with all such Permits, all of which Permits are in full force and effect and there are no pending or, to the Sellers’ Knowledge, threatened terminations, expirations or revocations of such Permits.  The Sellers have delivered to the Purchaser complete and correct copies of all Permits identified on Schedule 4.22.

4.23                           Banking Arrangements. None of the Sellers has any banking, borrowing or depository relationship, or accounts or deposits of funds except as set forth on Schedule 4.23(a), and all persons authorized as signatories on each such account are listed on Schedule 4.23(b).

4.24                           Powers of Attorney.  Except as set forth on Schedule 4.24, no Person holds any power of attorney from any of the Sellers.

4.25                           Suppliers; Customers.

(a)                                  Suppliers.  Schedule 4.25(a)(i) sets forth the twenty (20) largest suppliers of each of the Sellers(based on dollar amounts of products supplied to the Sellers) for the years ended December 31, 2005, 2006 and 2007, and any supplier with whom any of the Sellers has an exclusive supply arrangement (the “Material Suppliers”) and the approximate amounts for which such Material Suppliers invoiced the Sellers during such periods.  Except as set forth on Schedule 4.25(a)(ii), (i) all Material Suppliers continue to be suppliers of the Sellers; (ii) none of the Sellers has received any notice, nor is any of the Sellers otherwise aware, that any Material Supplier will reduce materially its business with the Sellers; (iii) since the Balance Sheet Date, no Material Supplier has terminated its relationship with the Sellers or, to the Sellers’ Knowledge, threatened to do so; (iv) since the Balance Sheet Date, no Material Supplier has modified or, to the Sellers’ Knowledge, indicated that it intends to modify its relationship with the Sellers in a manner which is less favorable in any material respect to the Sellers or has agreed not to or, to the Sellers’ Knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to the Sellers on the Balance Sheet Date; and (v) none of the Sellers is involved in any material claim, dispute or controversy with any Material Supplier.  No Material Supplier has taken or threatened to take any of the actions described in this Section 4.25(a) as a result of the transactions contemplated by this Agreement.  To the Sellers’ Knowledge, since the Balance Sheet Date, there has been no other adverse change in the relationship between the Sellers and any Material Supplier.

(b)                                 Customers.  Schedule 4.25(b)(i) sets forth the twenty (20) largest customers of each of the Sellers (based on dollar amounts of products purchased from each of the Sellers) for the years ended December 31, 2005, 2006 and 2007 (the “Material Customers”) and the amounts for which the Sellers invoiced such Material Customers during such periods.  (i) All Material Customers continue to be customers of the Sellers, (ii) none of the Sellers has received any notice, nor is any of the Sellers otherwise aware, that any Material Customer will reduce materially its business with the Sellers; (iii) since the Balance Sheet Date, no Material Customer has terminated its relationship with the Sellers or, to the Sellers’ Knowledge, threatened to do so; (iv) since the Balance Sheet Date, no Material Customer has modified or, to the Sellers’ Knowledge, indicated that it intends to modify its relationship with the Sellers in a manner which is less favorable in any material respect to the Sellers or has agreed not to or, to the Sellers’ Knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to the Sellers on the Balance Sheet Date; and (v) none of the Sellers is involved in any material claim, dispute or controversy with any Material Customer.  No Material Customer has taken or threatened to take any of the actions described in this Section 4.25(b) as a result of the transactions contemplated by this Agreement.  To the Sellers’ Knowledge, since the Balance Sheet Date, there has been no other adverse change in the relationship between the Sellers and any Material Customer.

4.26                           Product Warranty; Product Liability.

(a)                                  Except as set forth on Schedule 4.26(a), the products manufactured, sold or delivered by any of the Sellers in conducting the Business conform, and have conformed in the past five (5) years, with all product specifications, all express and implied warranties as set forth in the Contracts and all applicable Laws.   Except as set forth on Schedule 4.26(a), none of the Sellers has any Liability for replacement or repair of any such products or other Damages in connection therewith other than in the Ordinary Course or any other customer or product obligations.  The Sellers have delivered to the Purchaser true and correct copies of each of the warranty policies of each of the Sellers.

(b)                                 Except as set forth on Schedule 4.26(b), none of the Sellers has Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Sellers.  None of the Sellers has committed any act or failed to commit any act which has had, or is reasonably likely to result in, and there has been no occurrence which has had, or is reasonably likely to give rise to or form the Basis of, any product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the Sellers with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Sellers.

4.27                           Business Activities Involving Sanctioned Countries.  Except as otherwise set forth on Schedule 4.27, none of the Sellers, Owners or any of their respective other owners, directors, officers, employees, agents or consultants has directly or indirectly: (i) entered into any Contract or otherwise conducted business with any Person residing, incorporated or doing business in the countries of Cuba, Sudan, North Korea, Iran, Syria, Burma (Myanmar) and/or any other country for which the U.S. Department of Treasury issues sanctions following the Execution Date and prior to the Closing Date (the “Sanctioned Countries”); or (ii) entered into any Contract for any products or services with any Person who, to the knowledge of either Seller, intends to resell or redistribute such products or services to any Person residing, incorporated or doing business in a Sanctioned Country.

4.28                           Full Disclosure.  This Agreement and the Schedules, Exhibits, Financial Statements and other documents and certificates furnished or to be furnished by or on behalf of the Sellers and the Owners to the Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not contain any untrue statement of a material fact by the Sellers and the Owners and do not omit to state a material fact necessary to make the statements made herein or therein by the Sellers and the Owners, under the circumstances under which they were made, not misleading.  There is no fact known to the Sellers and the Owners that the Sellers and the Owners believe has had or could reasonably be expected to have a Material Adverse Effect.  The Sellers and the Owners have sought and relied on their own legal counsel’s advice in relation to this Agreement and the transactions hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                                                The Purchaser represents and warrants to the Sellers that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and shall continue to be true, correct and complete as of the Closing Date.

5.1                                 Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has full power and authority to carry on its business as now conducted.

5.2                                 Authorization of Transaction.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the

Purchaser.  This Agreement has been, and each of the Ancillary Agreements to which the Purchaser is a party will be, duly and validly executed and delivered by the Purchaser.  This Agreement constitutes, and each of the Ancillary Agreements to which the Purchaser is a party when executed and delivered by the Purchaser, will constitute, the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, assuming the due authorization, execution and delivery by the other parties thereto.

5.3                                 The Purchaser has sufficient financial resources for effecting the acquisition hereunder.

ARTICLE VI
COVENANTS

6.1                                 Confidentiality.  Following the Closing, the Sellers (together with the Owners) shall, and shall cause its Affiliates and Representatives, directors, officers and employees to keep confidential and not, directly or indirectly, divulge to anyone or use or otherwise appropriate for the Sellers’ own benefit, any confidential information or confidential documents of or relating to the Sellers or the Business, or any information received by the Purchaser in connection with the contemplated transaction, including this Agreement (or any of the terms and conditions of this Agreement) (hereinafter referred to as the “Confidential Information”).  In the event that the Sellers are requested or required (by oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers believe in good faith, after consulting with counsel, that it is compelled to disclose any such Confidential Information to the tribunal or else stand liable for contempt, the Sellers may disclose such Confidential Information to the tribunal; provided, however, that the Sellers shall use commercially reasonable efforts to obtain, at the request of the Purchaser and at the cost of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the Purchaser shall reasonably designate.  The Sellers hereby acknowledge and agree that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that the Purchaser may have available pursuant to the Laws of any jurisdiction to prevent the disclosure of trade secrets or proprietary information, and the enforcement by the Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in Law absent this Agreement.

6.2                                 No Public Announcement.   Following the Closing, the Sellers (together with the Owners) shall not, and shall cause their Affiliates and Representatives, directors, officers and employees not to issue any press release or other public statement regarding this Agreement or the transactions contemplated by this Agreement without the prior approval of the Purchaser.

6.3                                 Tax Matters.

(a)                                  The Sellers shall be liable and indemnify the Purchaser for any Chinese Tax, impost or charge levied on the sellers under the PRC Law or in connection with the transfer of the Acquired Assets under this Agreement.

(b)                                 The Sellers shall be liable and indemnify the Purchaser for all Taxes of each of the Sellers to the extent such Taxes are not adequately provided for as a current Liability (rather than any reserve for deferred Taxes established to reflect timing differences between tax and book) for purposes of computing the Closing Date Balance Sheet for any taxable period ending on or prior to the Closing Date.

(c)                                  The Purchaser shall cause the Sellers to prepare and file all Tax Returns of the Sellers due after the Closing Date.  Such Tax Returns to the extent they relate to periods beginning before the Closing Date, shall be prepared on a basis consistent with the procedures, practices and accounting methods in place immediately prior to the Closing Date, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts.  In the event the Sellers are liable under this Agreement for Taxes due in connection with any Tax Return filed after the Closing Date, the Sellers shall pay the amount of such Liability to the Purchaser at least three (3) Business Days prior to the filing of such Tax Returns.

(d)                                 The Purchaser and the Sellers shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance.  The Sellers shall provide the Purchaser with any information that the Purchaser requests to allow the Purchaser to comply with any information reporting requirements under the applicable Law.

(e)                                  The Sellers’ obligations and covenants in this Section 6.3 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (after giving effect to extensions, waivers and mitigation) with respect to Taxes at issue.

6.4                                 Unless otherwise required by applicable Law, the Parties agree to treat (i) all indemnification payments under this Agreement as adjustments to the Purchase Price for all relevant income Tax purposes and (ii) any interest and other income earned on the Escrow Amount as being earned by the Sellers for all relevant Tax purposes.

6.5                                 Access.

(a)                                  Prior to the Closing, the Sellers shall permit the representatives of the Purchaser to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Sellers) to the personnel, premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Sellers.

(b)                                 The Purchaser and the Sellers acknowledge and agree that Non-Disclosure/Confidentiality Agreement entered into by the Parties on July 12, 2007 (the “Confidentiality Agreement”) remains in full force and effect and that information provided by any of the Sellers to the Purchaser pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement.   If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.  If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

6.6                                 Exclusivity.  The Sellers and the Owners shall not, and shall use their best efforts to cause each of their respective officers, directors, employees, representatives and agents not to, (i) initiate, solicit or encourage any proposal, offer or discussion with any party (other than the Purchaser) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the Ordinary Course) involving the Business, or (ii) engage in discussions or negotiations with any party (other than the Purchaser) concerning any such transaction.

6.7                                 Continuance of Sales Incentive Policy.  The Purchaser covenants to apply the Seller’s current sales compensation and incentive policy on the orders or contracts signed before or on the Closing Date. After the Closing Date, the Purchaser will decide to continue the current policy of the Sellers or implement the new policy.

6.8                                 Further Assurances.  In case after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article IX).

ARTICLE VII
CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

                                                The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions (any one or more of which may be waived by the Purchaser, in Purchaser’s sole discretion, but only in writing signed by the Purchaser):

7.1                                 Accuracy of Representations and Warranties.  The representations and warranties of the Sellers and the Owners set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects as so qualified, and all other representations and warranties of the Sellers and the Owners set forth in this Agreement shall be true and correct in all material respects, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

7.2                                 Covenants.  The Sellers shall have performed or complied in all material respects with all of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

7.3                                 Third-Party Consent.                                The Sellers shall have received any and all the third-party consent or agreement confirmed by both the Sellers and the Purchaser necessarily required for the due and legal transfer of any of the Acquired Assets.  And each such consent or agreement has been provided to the Purchaser for information at or prior to the Closing Date.

7.4                                 Employee Incentive Plan.  The Sellers shall have entered into the settlement agreement with each of the unregistered employee shareholder of each of the Sellers regarding the reimbursement for the appreciation value of the interest in the shares held by such unregistered employee shareholders.  And the Purchaser shall have received all the release letters or waivers issued by each of the unregistered employee shareholders from any and all rights in connection with the shareholders’ interest and endorsed by each of the existing Sellers and the Owners.

7.5                                 Employment.                           The Sellers shall have confirmed all of the employees specified in Exhibit [N] (as described in Section 3.3 above) have accepted employment agreements with the Purchaser under terms no less favorable than the former agreement with the Sellers.

7.6                                 Owned Property.  The Sellers shall have obtained the complete title and ownership to any and all the Owned Property as described in Schedule 4.14(a).

7.7                                 No Litigation.  No Law entered, enacted, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened by or before any Governmental Entity, that (a) seeks to prohibit, restrain or obtain Damages or other relief in connection with the consummation of the transactions contemplated by this Agreement; (b) could impact in any material respect the Acquired Assets following the Closing Date, either in title, enforceability or other respects; or (c) could impair in any material respect the ability of the Purchaser to operate the Business following the Closing Date.

7.8                                 No Material Adverse Effect.  There shall not have been any change in the Business which has resulted in a Material Adverse Effect since the Balance Sheet Date, and no event shall have occurred since such date, or circumstance be in existence that could reasonably be expected to have a Material Adverse Effect.

7.9                                 Assistance.  The Sellers and the Owners shall from time to time provide to the Purchaser copies of the required documents and evidence that may be required for the Purchaser to verify that a Condition Precedent has been fulfilled.  The Purchaser shall notify the Sellers in writing (the “Closing Notice”) as soon as it believes in its sole discretion that all of the Conditions Precedent have been satisfied (or expressly waived by the Purchaser).

7.10                           Other Closing Deliveries.  The Sellers shall have delivered or caused to be delivered to the Purchaser each of the items required by Section 3.2.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE SELLERS’ AND OWNERS’ OBLIGATIONS

                                                The obligations of the Sellers and the Owners to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions (any one or more of which may be waived by the Sellers, in Sellers’ sole discretion, but only in a writing signed by the Sellers):

8.1                                 Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

8.2                                 Covenants.  The Purchaser shall have performed or complied in all respects with all of its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

8.3                                 No Litigation.  No Law entered, enacted, promulgated, enforced or issued by any Governmental Entity shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to effect a reduction in the Purchase Price or a delay in its collection.

8.4                                 Other Closing Deliveries.  The Purchaser shall have delivered each of the items required by Section 3.3.

ARTICLE IX
INDEMNIFICATION

9.1                                 Indemnification by the Sellers and Owners.  Subject to the provisions of this Article IX, the Sellers and the Owners covenant and agree to indemnify, defend and hold harmless the Purchaser and its Representatives and Affiliates (collectively, the “Purchaser Indemnitees”), from and against any and all Damages incurred or suffered by the Purchaser Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)                                  any damage to the Purchaser arising from the invalidity or withdrawal of any licenses, qualifications and permits relating to the Acquired Assets and held by the Sellers that could be automatically passed to the Purchaser or any Person as designated by the Purchaser due to the reasons caused by the Sellers;

(b)                                 any damage to the Purchaser arising from its failure to acquire any licenses, qualifications and permits relating to the Acquired Assets and held by the Sellers that may not be automatically passed to the Purchaser or any Person as designated by the Purchaser due to the reasons caused by the Sellers (except for those licenses, qualifications and permits not transferable under the Law);

(c)                                  any penalty or fine imposed by any Governmental Entity upon the disposal and/or operation of the Acquired Assets by Purchaser, which are under the control of the Sellers prior to the Closing and operated by the Purchaser or any Person as designated by the Purchaser after the Closing, except those arising from the change of any applicable Laws of the PRC;

(d)                                 claims from those who are or allege to be the shareholders, directors, officers, employees or agencies of Sellers against the Purchaser regarding the transactions hereof or the validity of the Purchaser Price;

(e)                                  claims from any employees of the Sellers for payment of past overtime that was not properly paid by the Sellers prior to the Closing;

(f)                                    claims from any third parties to the Material Contracts other than the Sellers due to the breach of such Material Contracts by the Sellers or neglect or omission of the Sellers;

(g)                                 claims from any third parties against the Purchaser or any Person as designated by the Purchaser regarding the actual, potential or threatened infringement or violation of the IP used or owned by the Purchaser after Closing;

(h)                                 any undisclosed claimed or unpaid charges or fees relating to the Acquired Assets when they were transferred to or acquired by the Sellers;

(i)                                     any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of the Sellers set forth in this Agreement (or the Schedules hereto) or in any document or certificate delivered by the Sellers in connection with this Agreement;

(j)                                     any claims from any third party based on documents that are known to the Sellers but not disclosed by them to the Purchaser prior to the Closing;

(k)                                  any Material Adverse Effect occurred after the Execution Date during the Ordinary Course of the Sellers in connection with any actions identified in Section 4.7 above;

(l)                                     any undisclosed outstanding payments of the Sellers under any Contract at Closing;

(m)                               breach of any representations and warranties of the Sellers and the Owners set forth herein;

(n)                                 breach of any covenant of the Sellers and the Owners set forth herein;

(o)                                 any unpaid Taxes applicable to the Sellers that is not paid at Closing, including without limitation, the possible individual income tax withheld for the employees, social security, deed tax and business tax for Owned Property; and

(p)                                 any Excluded Liabilities.

9.2                                 Indemnification by the Purchaser.  Subject to the provisions of this Article IX, the Purchaser covenants and agrees to indemnify, defend and hold harmless the Sellers and their Representatives and Affiliates, and the Owners (collectively, the “Sellers’ Indemnitees”) from and against any and all Damages incurred or suffered by the Sellers Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)                                  any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of the Purchaser set forth in this Agreement or in any document or certificate delivered by the Purchaser in connection with this Agreement; or

(b)                                 any breach of any covenant of the Purchaser set forth herein (including the covenant of payment).

9.3                                 Claim Procedure/Notice of Claim.

(a)                                  A Party entitled, or seeking to assert rights, to indemnification under this Article IX (an “Indemnified Party”) shall give written notification (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount (the “Claimed Amount”), if then known, of any Damages incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX for such Damages and a reasonable explanation of the Basis therefore.

(b)                                 Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”).  If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to the Purchaser or the Sellers, as applicable.

(c)                                  In the event that the parties are unable to agree on whether Damages exist or on the amount of such Damages within the 20-day period after delivery of a Claim Notice, either the Purchaser or the Sellers may (but are not required to do so)

apply for the dispute resolution mechanism as detailed in Article 13.3 below for resolution of such dispute.

(d)                                 In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article IX relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Legal Proceeding relating to such third-party claim.  Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the Basis for such suit or proceeding and the amount of the claimed Damages, if then known; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Liability caused by or arising out of such failure.  Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Damages that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be fully indemnified pursuant to this Article IX, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which any relief other than monetary Damages is sought against the Indemnified Party.  In addition, notwithstanding anything to the contrary in the foregoing, in the event that an Indemnified Party in good faith determines that the conduct of the defense of any claim, suit or proceeding or any proposed settlement of any such claim, suit or proceeding by the Indemnifying Party might be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (including, relationships with Governmental Entities, customers, suppliers or other Persons with whom the Indemnified Party conducts business), the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement or negotiations relating to any such claim, suit or proceeding at the sole cost of the Indemnifying Party.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement.  The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(e)                                  In no event shall the indemnification amount exceed one hundred percent (100%) of the Purchase Price herein.  And the tipping basket for the aggregate Claimed Amount for undisclosed liabilities or breaches of representations, warranties, covenants or agreements shall be US$20,000.  If any Claimed Amount is below US$20,000, no indemnification would be rendered.  However, if any Claimed Amount is over US$20,000, the Indemnified Party will get reimbursed to the full amount starting from US$1 not US$20,001.

(f)                                    In the event the Purchaser fails to pay the Purchase Price according to the time schedule required in Section 2.3 above,  the Purchaser shall be liable to pay the Damages to the Sellers calculated based on three (3) times of the lost bank deposit interest plus lost exchange rate on the portion of delayed payment for the corresponding period of time for delay.

9.4                                 Survival of Representations, Warranties and Covenants; Determination of Damages.

(a)                                  Except as set forth in Section 9.4(b), the representations and warranties of the Sellers, the Owners and the Purchaser contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive for a period of two (2) years following the Closing Date (except for with respect to Taxes), at which point such representations and warranties and any cause of action based thereon will terminate.

(b)                                 The representations and warranties of the Sellers and the Owners contained in Sections 4.11 (Tax Matters) (the “Tax Representations”), 4.17 (Employee Benefits) and 4.19 (Environmental Matters) shall survive for thirty (30) days after the expiration of the applicable statute of limitations (after giving effect to any extensions, waivers or mitigation), at which point such representations and warranties and any cause of action based thereon shall terminate.  The representations and warranties of the Sellers contained in Sections 4.1 (Organization, Qualification and Power), 4.2 (Authorization of Transaction), 4.4

(Capitalization; Title to Shares), 4.5 (Affiliates) and 4.9 (Title and Related Matters) (collectively, the “Unlimited Representations”) shall survive indefinitely.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a Legal Proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)                                 The representations and warranties of the Sellers and the Owners shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser (including by any of the Purchaser’s Representatives) or by reason of the fact that the Purchaser or any of the Purchaser’s Representatives knew or should have known that any such representation or warranty is or might be inaccurate.  To such effect, the Purchaser shall notify the Sellers and the Owners in a timely manner and take certain measures to present the enlargement of the losses (if any).

(e)                                  All covenants and agreements contained in this Agreement and the documents delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(f)                                    The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

(g)                                 The Sellers and the Owners hereby waive any right to (i) seek contribution or other payment with respect to any Damages for which the Sellers are required to indemnify the Purchaser Indemnitees pursuant to this Article IX or (ii) bring a claim against the current or former directors or officers of each of the Sellers as a result of Damages for which the Sellers are required to indemnify the Purchaser Indemnitees pursuant to this Article IX.

ARTICLE X
TERMINATION OF AGREEMENT

10.1                           This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                                  By mutual written consent of the Sellers, the Owners and the Purchaser.

(b)                                 By the Purchaser, if:

(i)                                     any Seller has materially breached any covenant or agreement contained herein;

(ii)                                  any of the conditions precedent to the Purchaser’s obligations have not been fulfilled (to the extent not expressly waived in writing by the Purchaser) within ninety (90) days after the Execution Date;

(c)                                  By the Sellers or the Owners, if:

(i)                                     The Purchaser has materially breached any covenant or agreement contained herein;

(ii)                                  any of the conditions precedent to the Sellers and Owners’ obligations have not been fulfilled (to the extent not expressly waived in writing by the Sellers) within ninety (90) days after the Execution Date.

(d)                                 Any compensation liabilities incurred from the termination of this Agreement as set forth in Article 10.1(b) and (c) above shall be governed by Article 9 hereof.

10.2                           In the event of termination of this Agreement by a Party, written notice shall be given promptly to the other Parties, and this Agreement shall be terminated and the transactions contemplated in this Agreement shall be abandoned.

10.3                           If this Agreement is terminated:

(a)                                  none of the Parties shall have any liability or further obligation to the other Parties except as provided in this Agreement; provided, that this is not intended to release any Party of any liability it may otherwise have for a breach of any provision of this Agreement; and

(b)                                 all filings, applications and other submissions made pursuant to this Agreement shall be withdrawn from the Governmental Entity or other person to which they were made.

10.4                           Notwithstanding the above, should either Party terminate this Agreement for causes beyond those specified in Section 10.1 above, the terminating Party shall be considered in breach of the provisions hereof and as a result be liable to the other Parties for all the out-of-pocket expenses already incurred, with such liability capped at a maximum of one million U.S Dollars ($1,000,000).

ARTICLE XI
INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

11.1                           For three (3) years following the Closing Date:

(a)                                  each Seller shall provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Business and to the period up to Closing (the “Records”).  This obligation is subject to the provisions of clause 6.1 (Confidentiality); and

(b)                                 no Seller shall dispose of or destroy any of the Records without first giving the Purchaser at least two (2) months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of them (at the Purchaser’s expense).

11.2                           For two (2) years following the Closing Date, the Purchaser shall have the right to inspect and copy (as its own cost) the Non-Exclusive Information in the possession of the any Seller at Closing, except to the extent that such right is restricted by law or the terms of any agreement.

ARTICLE XII
POST-CLOSING UNDERTAKINGS

12.1                           The Sellers and the Owners will enter into the Transition Services Agreement in the form attached hereto as Exhibit [L] under which they shall ensure that for eighteen (18) months after Closing, the Sellers shall provide to the Purchaser such facilities and services as the Purchaser or any of its Affiliates may from time to time reasonably require to enable the Acquired Assets to continue in operation in all material respects in the same manner in which they were carried on and on the same terms on which such facilities or services were provided.

12.2                           Each Seller and each Owner undertakes to the Purchaser to ensure that, as soon as reasonably practicable after the Closing Date and in any event within three (3) months afterwards, any of the IP Acquired Assets is duly transferred to the Purchaser or any of the designated Affiliates with registration and/or filing with the relevant Governmental Entity.

12.3                           Each Seller and each Owner undertakes to the Purchaser to ensure that, as soon as reasonably practicable after the Closing Date and in any event within thirty (30) days afterwards, none of the Sellers nor any of the Owners will use any information which consists of or incorporates any of the IP, or anything which, in the reasonable opinion of the Purchaser, is substantially or confusingly similar to any of it unless otherwise agreed to by the Purchaser or any of its designated Affiliates or Representatives in writing.

12.4                           Each Seller and each Owner undertakes to the Purchaser to ensure that, as soon as reasonably practicable after the Closing Date and in any event within three (3) months afterwards, the title to the Owned Property and lease under the Leased Real Property is duly transferred with the transfer agreement signed with relevant third parties and with registration and/filing with the relevant Governmental Entity, if necessary.

12.5                           Each Seller and each Owner undertakes to the Purchaser to ensure that, as soon as reasonably practicable after the Closing Date and in any event within three (3) months afterwards, the Material Contracts are duly transferred to the Purchaser by obtaining consent from any third party (if necessary) and the Purchaser or any of its Affiliates reenter into the contracts with such third parties in a proper way.

12.6                           Each Seller and each Owner undertakes to the Purchaser to ensure that, as soon as reasonably practicable after the Closing Date and in any event within twenty (20) days afterwards, the title to all tangible assets (including automobiles) is duly transferred to the Purchaser with registration and filing with the relevant Governmental Entity and notification to the relevant insurance companies.

12.7                           Each Seller and each Owner undertakes to the Purchaser to ensure that, as soon as reasonably practicable after the Closing Date and in any event within fifteen (15) days afterwards, the Acquired Assets other than those mentioned above are duly handed over to the Purchaser with due care and witnessed by independent third party(ies).

12.8                           Should the transfer of the Acquired Assets be delayed due to any cause beyond the control of either the Sellers or each of the Owners, the Sellers and the Owners shall notify the Purchaser with extended period of time in a timely manner.  Both the Sellers and the Purchaser shall negotiate on the new completion date for the transfer.

12.9                           After the Closing Date, the Sellers and the Owners shall have no right to further develop any products or render any service which competes with the Business, or further use, modify, improve, upgrade any of the Acquired Assets, especially the Intellectual Property, except for the implementation of this Agreement

12.10                     After the Closing Date, the Parties shall reasonably cooperate with each other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date.  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation by the cooperating Party (including its officers, directors, employees and agents), but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents for their reasonable time spent in such cooperation.

12.11                     The Sellers and the Owners shall ensure that

(a)                                  all monies or other items belonging to the Purchaser or which should have properly been paid or provided to it in relation to the Business

(b)                                 all notices, correspondence, orders or enquiries to the extent that they relate to the Business, which any Seller receives after Closing are promptly passed to the Purchaser.

ARTICLE XIII
MISCELLANEOUS

13.1                           Integration.  It is hereby confirmed that after Closing, the Purchaser will integrate the Acquired Assets into the normal operation of the Purchaser or any Affiliate (the “Integration”).  For such purpose, the Purchaser may retain certain employees of the Sellers so as to assist in ensuring the smoothness of the Integration.

13.2                           Governing Law.  This Agreement is to be governed by, and construed and enforced in accordance with, the Laws of the People’s Republic of China, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

13.3                           Jurisdiction.  Any dispute arising out of or in connection with the terms of this Agreement shall be settled by binding arbitration in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules.  All arbitration proceedings will be conducted in Chinese and English in Hong Kong at Hong Kong International Arbitration Center.  And the tribunal award shall be final and binding upon the Parties.  The losing Party will bear its own costs and expenses and the fees and expenses of the arbitrators.  The arbitrators will award to the prevailing Party, if any, its reasonable attorney fees and expenses incurred in connection with the dispute and its resolution, in addition to any other Damages, however, the arbitrators may not assess punitive or exemplary Damages.  Judgment upon the award rendered by the arbitrators shall be implemented in any court of competent jurisdiction.

13.4                           Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto.

13.5                           Entire Agreement.  This Agreement (together with all of the Exhibits and Schedules hereto) and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

13.6                           Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and assigns, but is not assignable by any of the parties without the prior written consent of the other parties; provided, that, without the consent of the Sellers, the Purchaser may assign (i) this Agreement or any part thereof to any subsidiary or Affiliate of the Purchaser or to any lender of the Purchaser or any subsidiary or Affiliate of the Purchaser as security for obligations to such lender, and (ii) its rights to indemnification under this Agreement; provided, that any assignment by the Purchaser pursuant to subsection (i) above shall not relieve the Purchaser from any of its obligations hereunder.

13.7                           Third Party Beneficiaries.  Except as set forth in Article IX, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties to this Agreement.

13.8                           Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original as against any Party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

13.9                           Expenses.  Except as otherwise specifically provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

13.10                     Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

13.11                     Waiver.  At any time prior to the Closing, either the Purchaser or the Sellers may (a) extend the time for or waive compliance with the performance of any obligation or other act of the other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party to be bound thereby.  Any waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect at any other time.  Neither the waiver by the Purchaser or the Sellers of a breach of or a default under any of the provisions of this Agreement, nor the failure by the Purchaser or the Sellers, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provision, right or privilege hereunder.

13.12                     Notices.  Any notice provided for or permitted under this Agreement shall be treated as having been given when (a) delivered personally, (b) sent by confirmed facsimile or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the Party to be notified, at the address set forth below, or at such other place of which the other Party has been notified in accordance with the provisions of this Section 13.12.

If to the Sellers:	Zhifang Huang, Chairman

Shenzhen SANS Material Testing Co., Ltd.

Shenzhen SANS Measurement Technique Co., Ltd.

A5 Foreign Trade Xingye Industrial Park, Tongle, Nanshan District, Shenzhen, 518052

Facsimile: (0755) 2670 0052

Shanghai SANS Testing Machine Co., Ltd.

18 Chunlin Road, Xinqiao County, Songjiang District, Shanghai, 201612

Facsimile: (021) 3307 8006

With a copy (which shall not constitute notice) to:	Tan Zexian, Partner

Qiren Law Firm

14th Floor, New Building No. 2, Shennan Mid Road, Shenzhen, 518027

Facsimile: (0755) 8209 1578

If to the Owners:	Mr. Huang Zhifang, Mr. Lei Qing’an, Mr. Zhao Heping, Mr. An Jianping, Mr. Shang Zhixin

Facsimile: (0755) 2670 0052

With a copy (which shall not constitute notice) to:	Tan Zexian, Partner

Qiren Law Firm

14th Floor, New Building No. 2, Shennan Mid Road, Shenzhen, 518027

Facsimile: (0755) 8209 1578

If to the Purchaser:	Gary Chen, President

MTS Systems (Shanghai) Co., Ltd.

No. 481 Guiping Road, Building #23, 200233, Shanghai,200233

Facsimile: (021) 6495 6330

With a copy (which shall not constitute notice) to:	Kevin Qian, Partner

MWE China Law Offices

R 2806, Jinmao Building, 88 Century Boulevard, Pudong New Area, Shanghai, 200121

Facsimile: (021) 6105 0501

13.13                     Construction of Agreement.  This Agreement has been negotiated by the respective Parties hereto and their attorneys or legal advisors, and the language hereof shall not be construed for or against any Party based on which Party drafted any of the provisions of this Agreement.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (c) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person.

13.14       Effectiveness.  This Agreement shall be executed in both Chinese and English versions and both language versions shall have the same effect.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

By:

SHENZHEN SANS MATERIAL TESTING CO., LTD.

Name:

Title:

By:

SHENZHEN SANS MEASUREMENT TECHNIQUE CO., LTD.

Name:

Title:

By:

SHANGHAI SANS TESTING MACHINE CO., LTD.

Name:

Title:

By:

HUANG ZHIFANG

By:

LEI QING’AN

By:

ZHAO HEPING

By:

AN JIANPING

By:

SHANG ZHIXIN

By:

MTS SYSTEMS (SHANGHAI) CO., LTD

Name:

Title: